Exhibit 99.1

CEO Tim Laney Receives Banker of Distinction Award
from the Colorado Bankers Association

Company Release – March 3, 2016

GREENWOOD VILLAGE, Colo., – (PR Newswire) – Yesterday,  the Colorado Bankers Association awarded Tim Laney, CEO of National Bank Holdings Corporation (NYSE: NBHC) and Community Banks of Colorado, a division of NBH Bank,  the Banker of Distinction Award.  The award recognized the importance of the community banking spirit, and dedication and support of activities vital to the health of local businesses and people in the community. The Colorado Bankers Association annually recognizes the contributions of bankers who have provided outstanding community leadership.

In accepting the award, Mr. Laney recognized his teammates across the company for their focus on serving our clients, our communities and for their commitment to building a great community bank.

Mr. Laney actively serves on the Board of the Moffitt Cancer Center, furthering their mission to prevent and cure cancer. He and his family also commit their personal time and financial support to a number of charitable organizations. Most recently, the Laney family provided valuable support to Breakthrough Kent Denver, an organization whose mission is to increase the educational and social opportunities of motivated, under-resourced urban middle school students. Mr. Laney and Community Banks of Colorado also recently served as the co-founder of the “Do More Charity Challenge,” a new and unique event that raised $200,000 for Colorado-based charities in its first year. The “Do More Charity Challenge” brings together fitness and philanthropy, allowing crossfit athletes an opportunity to fuel their passion for their sport by competing in a series of fundraising and athletic events on behalf of a charity of their choosing.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Contact:

Analysts/Institutional Investors:

Brian Lilly, 720-529-3315
Chief Financial Officer

blilly@nationalbankholdings.com

Media:

Whitney Bartelli, 816-298-2203

Chief Marketing Officer

whitney.bartelli@nbhbank.com

Source: National Bank Holdings Corporation